EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the proxy statement/prospectus, which is referred to and made a part of this Amendment No. 1 to the Registration Statement (Form S-4/A) of Stratex Oil & Gas Holdings, Inc. for the registration of common stock and to the inclusion therein of our report dated April 14, 2014, with respect to the consolidated financial statements of Richfield Oil & Gas Company for the years ended December 31, 2013 and 2012. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah

October 3, 2014

Gateway 5 ● 178 South Rio Grande Street, Suite 200 ● Salt Lake City, Utah 84101 ● Tel. (801) 269-1818 ● Fax (801) 266-3481● www.mmacpa.com